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MONRO MUFFLER BRAKE, INC.                                             Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

           Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period. All share data have been restated to reflect the 5% stock dividend paid August 4, 1997. (See Note 1 of Notes to Consolidated Financial Statements). Calculations reflect the adoption of the provisions of Financial Accounting Standards ("FAS") No. 128, "Earnings per Share" effective for periods ending after December 15, 1997.
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

                                                               QUARTER ENDED                  NINE MONTHS ENDED
                                                                DECEMBER 31,                     DECEMBER 31,
                                                             ----------------                 ------------------
                                                           1997            1996             1997             1996
                                                           ----            ----             ----             ----

                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

EARNINGS

Net Income                                               $1,700           $1,609           $8,469           $8,730
                                                         ======           ======           ======           ======

SHARES - BASIC

Weighted average number of shares of Common
     Stock                                                7,867            7,843            7,861            7,782
                                                         ======           ======           ======           ======


BASIC EARNINGS PER SHARE                                 $  .22           $  .21           $ 1.08           $ 1.12
                                                         ======           ======           ======           ======


SHARES - DILUTED

Weighted average number of shares of Common
     Stock                                                7,867            7,843            7,861            7,782

Assumed conversion of Class C Convertible
     Preferred Stock                                        605              605              605              605

Dilutive effect of outstanding options                       85              121              124              189
                                                         ------           ------           ------           ------

Weighted average number of common and common
     equivalent shares                                    8,557            8,569            8,590            8,576
                                                         ======           ======           ======           ======


DILUTED EARNINGS PER SHARE                               $  .20           $  .19           $  .99           $ 1.02
                                                         ======           ======           ======           ======

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